Exhibit 5



                                        December 20, 2000



Coachmen Industries, Inc.
2831 Dexter Drive
Elkhart, Indiana 46514

         RE: 2,000,000 Shares of Common Stock (without par value) including Common Share Purchase Rights for Coachmen Industries, Inc. Retirement Plan and Trust, Supplemental Deferred Compensation Plan and 2000 Omnibus Stock Incentive Program (the "Plans") and $3 Million Supplemental Deferred Compensation Plan Obligations (the "SDCP Obligations")
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Ladies and Gentlemen:

         We have acted as counsel for Coachmen Industries, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of the above captioned securities which may be purchased pursuant to the Plans and the related Common Share Purchase Rights.

         We have examined or considered:

                  1. A copy of the Company's Restated Certificate of Incorporation.

                  2. The By-Laws of the Company.

                  3. A copy of resolutions duly adopted by the Board of Directors of the Company relating to the Plans.

                  4. Copies of the Plans.

         In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.


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         Based on the foregoing, we are of the opinion that:

                  (a) All legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock under the Plans have been duly taken, and the related Common Stock, upon acquisition pursuant to the terms of the Plans, and the Common Share Purchase Rights, will be duly authorized, legally and validly issued, fully paid and nonassessable.

                  (b) The SDCP Obligations when issued and delivered as contemplated by the Registration Statement and the Supplemental Deferred Compensation Plan, will be duly authorized and will constitute valid and binding obligations of the Company, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity.

                  (c) We understand that the Supplemental Deferred Compensation Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees. To the extent that provisions of the Employee Retirement Income Security Act ("ERISA") apply to unfunded plans maintained primarily for the purpose of providing deferred compensation for a select group of highly compensated employees, the plan complies with the requirements of ERISA.

         We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the company as an Exhibit to the Registration Statement.

                                             Very truly yours,



                                        /s/  McDermott, Will & Emery

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